Ex. 10.9

Evergy, Inc.

Summary of
Non-Employee Director Compensation

Effective June 4, 2018

Amount
Cash - Retainer (Paid Quarterly)
Annual Retainer	$100,000
Non-Executive Chair Retainer	$55,000
Lead Director Retainer	$25,000
Audit Committee Chair Retainer	$20,000
Compensation and Leadership Development Committee Chair Retainer	$20,000
Nominating, Governance, and Corporate Responsibility Committee Chair Retainer	$15,000
Finance Committee Chair Retainer	$15,000
Nuclear, Operations, and Environmental Oversight Committee Chair Retainer	$15,000

Cash - Committee Member Retainers and Meeting Fees	None

Evergy, Inc. Common Stock (Paid Annually)
Annual Equity Compensation	$130,000
Non-Executive Chair	$55,000

All members of the Board of Directors are entitled to be reimbursed for expenses, as set forth in Evergy, Inc.’s corporate governance guidelines. Evergy, Inc. also provides liability insurance to its directors under its directors and officers insurance policies.